SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

February 25, 2010
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO  80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated February 26, 2010

Item 8.01.  Other Events.

On February 25, 2010, R. David Hoover, Chairman and Chief Executive Officer of Ball Corporation (the “Company”), adopted a stock trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Under Rule 10b5-1, directors, officers and other employees who are not in possession of material non-public information may adopt pre-arranged plans or contracts for the sale of Company securities under specified conditions and at specified times.  Using 10b5-1 plans, individuals can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Mr. Hoover adopted a 10b5-1 plan as part of his individual long-term asset diversification, tax and financial planning strategy.  Specifically, his 10b5-1 plan provides for the sale of up to a total of 300,000 shares to be acquired through the exercise of his stock options scheduled to expire in March 2011 if not exercised prior to the options’ expiration dates.  Any shares that are sold under Mr. Hoover’s plan will be sold on the open market at prevailing market prices and subject to minimum price thresholds specified in his plan.

Transactions under Mr. Hoover’s plan, if any, will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

This current report contains forward-looking statements that are subject to risks and uncertainties, and there can be no assurance that any shares will be sold under Mr. Hoover’s plan.  Investors should refer to the Company’s annual and other periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties associated with ownership of the Company’s securities.  Ball Corporation does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Scott C. Morrison
	Name:	Scott C. Morrison
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date:  February 26, 2010